Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Letterhead of BKD, LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
IF Bancorp, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of IF Bancorp, Inc. of our report dated September 19, 2012, on our audits of the consolidated balance sheets of IF Bancorp, Inc. as of June 30, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the two-year period ended June 30, 2012, which report appears in the June 30, 2012 annual report on Form 10-K of IF Bancorp, Inc.

/s/ BKD, LLP

Decatur, Illinois
November 20, 2012